Exhibit 99.1

April 24, 2006

Dear Valued Customer:

The rising costs of doing business have been unprecedented over the last year. Unprecedented and unrelenting. For QEP, this was the first year that we did not make our “numbers”. We have absorbed every possible increase we were able to, however the continuing escalation of fuel related costs has made a difficult situation worse. Oil costs inevitably touch most parts of our business – from raw material costs in adhesives, to inbound and outbound transportation costs, to electricity. All anyone has to do is look at the gas pump to see the impact this has had on our economy.

Added to our mutual burden is the fact that many critical raw material components are reaching “allocation” status. This means the potential of interruptible supplies and making our planning much more difficult. What is the outlook as we go forward? For you, our full-line partners, we will do everything in our power to make sure there are no serious interruptions. We are relying on you, as we have in the past, to continue to support our company, as we continue to support you. Any of our full-line customers, whether with QEP, Roberts, Capitol, O’Tool, etc. will always get preference from us. We encourage our customers who buy single skus to take this opportunity to truly partner with us for the long-term, as we move through this difficult period.

Unfortunately, a portion of these increases will have to be passed along. We will continue to do everything possible to control and minimize these rising costs to minimize the impact on you. That said, the situation we are all in is a tough one, and these cost increases are real, and not confined to our mutual businesses. Together, as partners, we can build strong alliances and we can help keep America strong.

I feel so strongly about this that if you have any questions, please contact me directly at (561) 994-5550.

Very truly yours,

Lewis Gould

Lewis Gould

Chairman of the Board